CERTIFIED RESOLUTIONS


      I, John F. Splain, Secretary of Oak Value Trust (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board held on June 10, 2008:

            RESOLVED, that the Trust shall be named as an insured under a fidelity bond (the "Fidelity Bond") having an aggregate coverage of $750,000 issued by Federal Insurance Company against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, containing such provisions as may be required by the rules promulgated under the Investment Company Act of 1940 (the "1940 Act"); and

            FURTHER RESOLVED, that the form and amount of Fidelity Bond coverage and the payment by the Trust of the premium related thereto are approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the amount of the insured bond, the existing and projected value of the assets of the Trust, the type and terms of the arrangements made for the custody and safekeeping of the Trust's assets, and the nature of the securities in the Trust's portfolio; and

            FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized to increase the amount of the Fidelity Bond coverage from time to time to enable the Trust to remain in compliance with the 1940 Act and the rules thereunder; and

            FURTHER RESOLVED, that the Secretary of the Trust or his delegate shall be responsible for making the necessary filings and giving the notices with respect to the Fidelity Bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and

            FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.


June 13, 2008                            /s/ John F. Splain
                                        __________________________________
                                        John F. Splain, Secretary